UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 5, 2008

Municipal Mortgage & Equity, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 300, Baltimore, Maryland		21202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

As part of the refinancing described under Item 8.01 below, effective as of June 5, 2008, MuniMae TE Bond Subsidiary, LLC ("Bond Sub") terminated the Trust Agreement dated as of November 16, 2006 among Bond Sub, MuniMae Portfolio Services, LLC and U.S. Bank Trust National Association, as trustee. Bond Sub had previously entered into the Trust Agreement in connection with the securitization of approximately $192 million of tax exempt bonds which are now financed under the arrangement described under Item 8.01 below. The registrant and its subsidiaries incurred no penalties in connection with the termination of the Trust Agreement and refinancing of the applicable bonds.

Item 8.01 Other Events.

On June 5, 2008, two subsidiaries of the registrant, Bond Sub and MuniMae TEI Holdings, LLC ("TEI"), completed the refinancing of approximately $1,008 million of their tax exempt bonds, with approximately $708 million of senior interests in securitization trusts associated with those bonds being issued under a series of new or amended and restated P-FLOATs™ securitization transactions sponsored by Merrill Lynch Capital Services, Inc.

Federal Home Loan Mortgage Corporation ("Freddie Mac") will provide credit enhancement and liquidity for these P-FLOATs™. The P-FLOATs™ will initially carry a AAA long-term rating and a liquidity rating of A1+, which is expected to reduce the cost of financing and generate additional annual net cash flow to Bond Sub and TEI as compared to prior arrangements. The credit enhancement and liquidity associated with the refinancing will extend to March 31, 2013. Merrill Lynch was the credit enhancer and liquidity provider for a portion of the previous financings, and the credit enhancement and liquidity for those securitizations were renewable annually.

Substantially all of the tax exempt bonds in this refinancing were previously financed under various Bond Sub and TEI financing arrangements and these financings were all previously collateralized by, or supported by reimbursement obligations from, Bond Sub, TEI or other subsidiaries of the registrant, with approximately the same amount of collateral. Under the new arrangement, as under the previous arrangements, Bond Sub and TEI each will remain liable for up to the value of their tax exempt bonds posted as collateral. TEI will continue to have full recourse obligations to the extent any of its tax exempt bonds deposited in the securitizations are secured by housing projects that are in the construction or rehabilitation phases. Bond Sub will have $225 million of recourse reimbursement obligations only after posted collateral has been exhausted. The registrant received no proceeds from this refinancing. If the securitization program is terminated before September 5, 2012 or if the pool of securitized assets is reduced below certain levels, Bond Sub and TEI may be required to make a fee maintenance payment of up to $18 million, declining over time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

June 11, 2008	By:	/s/ Michael L. Falcone

Name: Michael L. Falcone
Title: President and CEO